Exhibit 10.4

                                 PROMISSORY NOTE

$1,500,000                                                         New York, NY
                                                             Date: July 6, 2001

            For value received the undersigned, THCG, Inc., a Delaware corporation (including any successor or assign thereof, including, without limitation, a receiver, trustee or debtor-in-possession, "Maker") unconditionally promises to pay to the order of Castle Creek Technology Partners LLC ("Payee"), at Payee's offices at 111 W. Jackson Blvd., Suite 2020, Chicago, Illinois 60604, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), together with interest thereon calculated as provided below, on the dates and in the amounts set forth below. The principal amount of this Note, together with any other amounts payable hereunder, shall be due and payable on or before December 31, 2003 (the "Maturity Date"); provided, however, that such Maturity Date may be extended upon notice given by Maker not less than 60 days prior to the Maturity Date to a date not later than the earlier of (a) the date to which the existence of the THCG, LLC liquidating trust (the "Trust") is extended pursuant to Section
4.1 of that certain Liquidating Trust Agreement by and among Maker and Joseph D. Mark and Adi Raviv, as Trustees (the "Trust Agreement") and (b) December 31, 2005.

            This Note is issued and delivered by Maker in exchange for a certain number of shares of Series A Preferred Stock of Maker held in record by Payee pursuant to that certain Agreement to Convert and Exchange of even date herewith by and between Maker and Payee.

            From and after December 31, 2003 through December 31, 2004, interest shall accrue on the outstanding principal amount of this Note at the rate of eight percent (8%) per annum, and after December 31, 2004, interest shall accrue on the outstanding principal amount of this Note at the rate of ten percent (10%) per annum; provided, however, that upon the occurrence of an Event of Default (as herein defined) on or before December 31, 2004, the unpaid principal sum hereof shall bear interest at ten percent (10%) per annum, and upon the occurrence of an Event of Default after December 31, 2004, the unpaid principal sum hereof shall bear interest at twelve percent (12%) per annum. From and after December 31, 2003, interest due hereunder shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

            This Note may be prepaid at any time, in whole or in part, without premium or penalty. Prepayments pursuant to the provisions of this Note shall first be applied to accrued and unpaid interest, and then to unpaid principal. Prepayment shall be required within five (5) business days after the sale of any assets of the Trust or any Trust Subsidiary (as defined in the Trust Agreement) for cash, in whole or in part, to the extent of the "Net Cash Proceeds" received by the Trust or any Trust Subsidiary from such sale, provided that immediately after giving effect to such prepayment, the Trust and the Trust Subsidiaries have on hand cash and cash equivalents of at least Five Hundred Thousand Dollars ($500,000) in the aggregate through and including the first anniversary of the date of this Note (the "Initial Cash Reserve"), at least Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate from the first anniversary through and including the second anniversary of the date of this Note (the "Subsequent Cash Reserve") and at least One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate after the second anniversary of the date of this Note (the "Final Cash Reserve" and, together with the Initial Cash Reserve and the Subsequent Cash Reserve, the

"Cash Reserve"). For purposes of the preceding sentence, "Net Cash Proceeds" means the gross cash proceeds received by the Trust from sale of any asset by the Trust or by any Trust Subsidiary from a sale of any asset by such Trust Subsidiary less the sum of (i) all legal, accounting, underwriting, brokerage and other fees, expenses and commissions incurred in connection with such sale (it being understood that no distribution or payment to any member of THCG, LLC, including without limitation distributions made pursuant to Section 5.2(a) of the Amended and Restated Limited Liability Company Agreement of THCG, LLC, shall constitute such fees, expenses or commissions for purposes of this clause (i)),
(ii) an amount equal to the amount by which the amount of the then required Cash Reserve exceeds the aggregate amount of cash and cash equivalents of the Trust and the Trust Subsidiaries then on hand, and (iii) an amount equal to the product of (x) the highest applicable marginal tax rate attributable to such asset sold for persons residing in New York City and New York State multiplied by (y) the amount of the gross cash proceeds that are treated as taxable income for federal, state and local income tax purposes, as applicable. If any assets of the Trust or any Trust Subsidiary are sold or otherwise transferred by the Trust or any Trust Subsidiary, Maker shall notify Payee in writing of such sale or transfer within five (5) business days after such sale or transfer, whether or not such sale or transfer requires a prepayment of this Note. Such notice shall contain a calculation detailing the determination of the amount of Net Cash Proceeds received by the Trust or any Trust Subsidiary from such sale or transfer and the amount of cash and cash equivalents the Trust and the Trust Subsidiaries have on hand immediately after giving effect to such sale or transfer.

            Notwithstanding and in addition to the immediately preceding paragraph, to the extent the Trust and the Trust Subsidiaries have on hand cash and cash equivalents in excess of Five Hundred Thousand Dollars ($500,000) on December 26, 2001, Maker must make a prepayment equal to the amount of such excess on December 31, 2001. In addition to the prepayment required pursuant to the immediately preceding sentence, if Payee has not been required to contribute its Retained Series A Shares (as defined in the Agreement to Convert and Exchange dated as of even date herewith by and between Maker and Payee (the "Conversion Agreement")) in accordance with the provisions of Section 1 of the Conversion Agreement, then on December 31, 2001 Maker shall make an additional prepayment equal to the amount of cash and cash equivalents held by Maker and its subsidiaries, other than THCG Venture Partners I LLC and THCG Partners LLC, in excess of the amount then required to repay known liabilities of Maker and such subsidiaries at that date.

            Until this Note is paid in full, without the prior consent of the holder of this Note: (a) neither the Trust nor any Trust Subsidiary shall incur any indebtedness for borrowed money from any person other than the Trust or a Trust Subsidiary; (b) the Trust shall not make any loan or advance, or transfer any cash or assets, to any Trust Subsidiary that is not wholly owned, directly or indirectly, by the Trust, except that the Trust may make pro-rata capital contributions to any Trust Subsidiary to fund administrative expenses of such Trust Subsidiary at the time as the other members of such Trust Subsidiary make their pro-rata share of any such capital contribution; (c) neither the Trust nor any Trust Subsidiary will exercise any rights pursuant to clause (iv) of the fifth sentence of Section 6.1 of the Trust Agreement and (d) neither the Trust nor any Trust Subsidiary will incur any liability to any third person, other than liabilities assumed pursuant to Section 2.4(a) or (b) of the Trust Agreement and liabilities incurred in the ordinary course of the administration of the Trust or any Trust Subsidiary contemplated by the Trust Agreement or the limited liability operating company agreement of any Trust Subsidiary, as the case may be.

            Each of the following shall constitute an "Event of Default" under this Note: (a) the failure of Maker to pay, when due, all or any part of any principal, interest or other payment required to be made hereunder and continuance of such failure for three (3) business days; or (b) the institution of bankruptcy, reorganization or insolvency proceedings by or against Maker (by any party other than the holder of this Note) and, if instituted against Maker, consent to such proceedings by Maker or failure to dismiss such proceedings within sixty (60) days after such institution; or (c) a material breach of the terms of this Note; or (d) a breach of the terms of the Trust Agreement or the Amended and Restated Limited Liability Company Agreement of THCG, LLC which would materially and adversely affect Maker's obligations under this Note. Upon the occurrence and during the continuance of any Event of Default hereunder, the entire balance of principal, accrued interest, and any other sum owing hereunder shall, at the option of Payee, become at once due and payable without prior notice or demand.

            Maker agrees to pay on demand all reasonable costs and expenses, including reasonable attorney's fees, incurred by Payee in enforcing this Note.

            The undersigned hereby waives demand, presentment for payment, notice of non-payment, notice of protest of this Note and the right to assent in any action or proceeding with regard to this Note, or any set-offs or counterclaims which the undersigned may have. No failure or delay by Payee in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

            Anything in this Note to the contrary notwithstanding, this Note shall be binding on any successors and assigns of the holder and Maker.

            This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made therein.


                   [Remainder of Note continued on next page]

            This Note shall be assigned by Maker to the Trust pursuant to the Trust Agreement and upon such assignment the Trust shall assume all of Maker's obligations under this Note; provided, however, that Maker shall not be relieved and discharged of its obligations under this Note until Payee has contributed its Retained Series A Shares to Maker pursuant to the Conversion Agreement.

                                           THCG, INC.


                                           By: /s/ Joseph D. Mark
                                              ----------------------------------
                                           Name:  Joseph D. Mark
                                           Title: Chief Executive Officer

            PAYEE HEREBY AGREES AND ACKNOWLEDGES THAT UPON ASSIGNMENT OF THIS NOTE BY MAKER TO THE TRUST, ASSUMPTION BY THE TRUST OF ALL OF MAKER'S OBLIGATIONS UNDER THIS NOTE, AND CONTRIBUTION OF THE RETAINED SERIES A SHARES BY PAYEE, MAKER SHALL BE RELIEVED AND DISCHARGED OF ANY AND ALL OBLIGATIONS UNDER THIS NOTE AND PAYEE SHALL HAVE RECOURSE HEREUNDER ONLY TO THE TRUST.

                                           CASTLE CREEK TECHNOLOGY
                                              PARTNERS LLC
                                           By:    Castle Creek Partners L.L.C.
                                           Its:   Investment Manager


                                                  By: /s/ Michael Spolan
                                                     --------------------------
                                                  Authorized Signatory